Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 147 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 22, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of the ASG Global Alternatives Fund, ASG Diversifying Strategies Fund, Harris Associates Large Cap Value Fund, and Vaughan Nelson Value Opportunity Fund, each a series of Natixis Funds Trust II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2010